  EXHIBIT 10.2

August 4, 2017

Easterly Acquisition Sponsor, LLC

138 Conant Street

Beverly, MA 01915

Attention: Darrell W. Crate

RE: Amendment to Convertible Promissory Note (this “Amendment”)

Reference is made to that certain Convertible Promissory Note (the “Note”), dated as of March 17, 2016, issued by Easterly Acquisition Corp., a Delaware corporation (the “Maker”), to Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the “Payee”). Terms not defined herein shall have the meanings given to them in the Note.

The Maker and the Payee agree that the first sentence of Section 1 of the Note shall be amended and restated as follows:

“All unpaid principal under this Note, including accrued interest hereon pursuant to Section 2 shall be due and payable on December 15, 2017 (the “Maturity Date”).”

Except as set forth in this Amendment, the Note shall remain unmodified and in full force and effect. The consents and waivers contained in this Amendment are limited to the matter specifically set forth herein and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Please indicate your approval of the terms and provisions hereof by executing this Amendment in the space provided below.

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: Chief Executive Officer

ACCEPTED AND AGREED AS
OF THE DATE FIRST WRITTEN ABOVE:

EASTERLY ACQUISITION SPONSOR, LLC

By:	/s/ Darrell W. Crate
Name: Darrell W. Crate
Title: Director